Exhibit 15.2

浙江省杭州市拱墅区香积寺路350号
英蓝中心Bank Tower第19层　　邮编：310064

19th Floor,Bank Tower,Winland Center
No.350 Xiangjisi Road,Gongshu District
Hangzhou, Zhejiang, 310064
P.R. China

T +86 571 5671 8000
F +86 571 5671 8008

www.kwm.com

July 31, 2025

MOGU Inc.

Mingqi Center, 8/F, Building No. 1, No. 666 Zhenhua Road

Xihu District, Hangzhou 310012

People’s Republic of China

Re: Consent of People’s Republic of China Counsel

Dear Sirs/Madam:

We hereby consent to the reference to our firm under the headings “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business and Industry,” “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure,” “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China” and “Item 4. Information on the Company—C. Organizational Structure” in the Annual Report of MOGU Inc. on Form 20-F for the fiscal year ended March 31, 2025 (the “Annual Report”), which will be filed with the U.S. Securities and Exchange Commission (the “SEC”) the date hereof, and further consent to the incorporation by reference of the summaries of our opinions that appear in the Annual Report into the Registration Statements on Form S-8 (File No. 333-229419, File No. 333-254120 and File 333-262708) pertaining to MOGU Inc.’s Amended and Restated Global Share Plan. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ King & Wood Mallesons

King & Wood Mallesons